Exhibit 4.9


                             AMENDMENT NUMBER ONE
                                    TO THE
              RITE AID 401(K) DISTRIBUTION EMPLOYEES SAVINGS PLAN

               (Amended and Restated Effective January 1, 2001)

         WHEREAS, Rite Aid Corporation (the "Corporation") has the authority under the Rite Aid 401(k) Distribution Employees Savings Plan (the "Plan") to amend the Plan in any respect at any time; and

         WHEREAS, the Plan was completely amended and restated effective January 1, 2001; and

         WHEREAS, the Corporation now wishes to amend the Plan, (i) effective as of January 1, 2002, to provide for a change to the definition of disability for purposes of disability retirement to refer to a determination by the Social Security Administration to simplify benefit claims administration, and
(ii) effective as of January 1, 2003, to provide that participants who are at least age 50 may make elective catch-up contributions as permitted by the Economic Growth and Tax Relief Reconciliation Act of 2001 ("EGTRRA").

         NOW, THEREFORE, the Plan is hereby amended, effective as of the dates set forth below, as follows:

1. Section 2.14 of the Plan is hereby amended, effective as of January 1, 2002, in its entirety to read as follows:

               "'Disability Retirement Date' means, with respect to any Participant, the first day of the month coinciding with or immediately following eligibility for disability benefits. 'Disability' means the total and permanent inability of a Participant due to mental or physical illness or injury to perform the duties of his regular occupation as certified by a qualified physician selected by the Plan Administrator. Notwithstanding the foregoing, effective for claims filed on and after January 1, 2002, Disability means the condition of a Participant who is determined to be eligible for Social Security disability benefits by the Social Security Administration."

2. The first paragraph of Section 5.1 of the Plan following the heading Salary-Reduction Contributions is hereby amended, effective as of January 1, 2003, in its entirety to read as follows:

               "Each Participant may elect to defer, through periodic payroll deductions, from 1% up to 15% of his Compensation, except as otherwise provided under Section 5.8 and subject to the other limitations provided in this Section, for the Plan Year and to have this amount contributed under the Plan. Such deferred amounts are hereinafter referred to as "Salary-Reduction Contributions." Such Contributions will be made pursuant to a Salary-Reduction Agreement."

3. The second paragraph of Section 5.1 of the Plan following the heading Salary-Reduction Contributions is hereby amended, effective as of January 1, 2003, in its entirety to read as follows:

               "A Participant's Salary-Reduction Contributions will not exceed the dollar limit set forth in Code section 402(g) for the Taxable Year of the Participant, except to the extent permitted under Section
         5.8 of the Plan and section 414(v) of the Code, if applicable. The dollar limitation will be adjusted annually as provided in Code section 415(d) pursuant to Regulations. The adjusted limitation will be effective as of January 1st of each calendar year."

4. Article V of the Plan is hereby amended, effective as of January 1, 2003, by adding a new Section 5.8 to the Plan to read as follows:

               "5.8 Catch-Up Contributions. Effective for Plan Years beginning on and after January 1, 2003, in accordance with procedures adopted by the Administrator, all Participants who have attained age 50 before the close of a Plan Year shall be eligible to make catch-up contributions from 0% to 50% of Compensation, in accordance with, and subject to the limitations of, section 414(v) of the Code. Such catch-up contributions shall not be taken into account for purposes of the provisions of the Plan implementing the required limitations of sections 402(g) and 415 of the Code. The Plan shall not be treated as failing to satisfy the provisions of the Plan implementing the requirements of section 401(k)(3), 410(b), and 416 of the Code, as applicable, by reason of the making of such catch-up contributions."

5. The last paragraph of Section 5.6(a) of the Plan is hereby amended, effective as of January 1, 2003, to read as follows:

         "Effective for Plan Years beginning on and after January 1, 2002, the maximum annual addition shall not exceed the lesser of $40,000 (as adjusted for cost of living under Code section 415(d)) and 100% of the Participant's Code section 415 Compensation for the Plan Year, except to the extent permitted under Section 5.8 of the Plan and section 414(v) of the Code, if applicable."

6. In all other respects, the provisions of the Plan shall remain in full force and effect.


         IN WITNESS WHEREOF, this Amendment has been executed this 9th day of December, 2002.

                                              RITE AID CORPORATION


                                              By: /s/ Keith W. Lovett
                                                 -------------------------------
                                              Title: Senior Vice President